UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas G. Stemberg
   5 Louisburg Square
   MA, Boston 02108
2. Issuer Name and Ticker or Trading Symbol
   Staples, Inc. (SPLS)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   8/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Staples Stock              |8/15/ |M   | |9607              |A  |           |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Staples Stock              |8/15/ |M   | |20393             |A  |           |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Staples Stock              |8/15/ |S   | |30000             |D  |$17.05     |                   |D     |                           |
                           |2002  |1   | |                  |   |           |                   |      |                           |
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Staples Stock              |8/16/ |M   | |50000             |A  |           |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Staples Stock              |8/16/ |S   | |50000             |D  |$17.05     |2527646            |D     |                           |
                           |2002  |1   | |                  |   |           |                   |      |                           |
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Staples Stock              |      |    | |                  |   |           |67318              |I     |By Thomas G. Stemberg 2000 |
                           |      |    | |                  |   |           |                   |      |Tr2                        |
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Staples Stock              |      |    | |                  |   |           |150000             |I     |By Thomas G. Stemberg 2002 |
                           |      |    | |                  |   |           |                   |      |Tr.                        |
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Staples Stock              |      |    | |                  |   |           |4947               |I     |By Wife                    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option to Purchase    |$15.94  |8/1/ |A   | |350000     |A  |8/1/2|8/1/2|Staples Stoc|350000 |       |350000      |D  |            |
                      |        |2002 |    | |           |   |003 2|012  |k           |       |       |            |   |            |
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Option to Purchase    |$3.90   |8/15/|M   | |9607       |D  |9/23/|9/23/|Staples Stoc|9607   |       |0           |D  |            |
                      |        | 2002|    | |           |   |97   |04   |k           |       |       |            |   |            |
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Option to Purchase    |$8.2963 |8/15/|M   | |20393      |D  |9/14/|9/14/|Staples Stoc|20393  |       |            |D  |            |
                      |        | 2002|    | |           |   |98   |05   |k           |       |       |            |   |            |
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Option to Purchase    |$8.2963 |8/16/|M   | |50000      |D  |9/14/|9/14/|Staples Stoc|50000  |       |410544      |D  |            |
                      |        | 2002|    | |           |   |98   |05   |k           |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. These shares were sold pursuant to Rule 10b5-1(c) sales plan dated November 29, 2001.
2. Restricted by vesting schedule as follows: 25% will vest on the Date Exercisable and 2.083% will vest each month thereafter.